Exhibit 10.5

Complete Restatement of Amended Term Sheet

by and among

National Rural Telecommunications Cooperative (“NRTC”),

North Central Communications and Iowa Lakes Electric Cooperative, on

behalf of the Class certified in the United States District Court for the Central

District of California, Case No. CV 00-2117 (the “Class”), and

Hughes Communications Galaxy, Inc. and DIRECTV, Inc. (“DIRECTV”)

Effective as of August 5, 2003

This Complete Restatement of Amended Term Sheet (“Term Sheet”), which is effective as of August 5, 2003 (“Effective Date”), shall govern the resolution and settlement of all claims and issues currently pending in the litigation between NRTC, the Class, and DIRECTV in the United States District Court for the Central District of California, Case Nos. CV 99-5666, CV 99-8672, CV 00-2117, CV 01-0993, and CV 01-8121 (“the Consolidated Cases”). NRTC, DIRECTV, and the Class may hereinafter be referred to collectively as the “Parties.” In consideration of the mutual covenants set forth below, which the Parties acknowledge as good and sufficient consideration, the Parties agree as follows:

I.	Stipulated Dismissal Of All Claims: The Parties agree to dismiss with prejudice, except as set forth in the following paragraph, all their respective claims against each other in the Consolidated Cases pursuant to the settlement outlined in this Term Sheet. The Class shall dismiss with prejudice, except as set forth in the following paragraph, all of its claims through a Judgment of Dismissal based upon the Parties’ settlement, subject to Court approval. Settlement of NRTC’s claims and DIRECTV’s counterclaims is contingent upon settlement of the Class’s claims and Court approval of the Class settlement, and a Judgment of Dismissal shall be entered only thereafter.

For purposes of clarity and not in limitation of the foregoing, the Parties agree that NRTC’s and the Class’s claims for existing or known “Advanced Services” (as that term is used in NRTC’s and the Class’s complaints in Case Nos. CV-99-8672 and CV-00-2117, respectively), including Advanced Services identified in the litigation, are dismissed with prejudice. NRTC’s and the Class’s claims for future “Advanced Services” (as that term is used in NRTC’s and the Class’s complaints in Case Nos. CV-99-8672 and CV-00-2117, respectively), are dismissed without prejudice. Notwithstanding the foregoing, NRTC and the Class will receive revenues from TiVo services and Wink services as provided in Section IV of this Term Sheet. Moreover, the Parties agree to negotiate in good faith regarding the marketing, sale or distribution by NRTC and the Class through NRTC of future Advanced Services that DIRECTV may offer during the term of the New DBS Distribution Agreement, when such Advanced Services are available for marketing, sale or distribution.

II.	Amendment of the DBS Distribution Agreement: NRTC and DIRECTV agree to amend the existing DBS Distribution Agreement (as defined below) as follows:

(a)	The Successor ROFR provision (§ 15), the definition of “Satellite” (§ 2.01), and the last three words of the first sentence, and all of the remainder, of Section 4.06(a) Service Term shall be deleted.

(b)	The last three words of the first sentence of Section 4.06(a) shall be replaced with “Termination Date”. The subsequent portion of Section 4.06(a) shall be replaced with a provision that states that unless the Existing DBS Distribution Agreement (as amended hereby) is terminated, is canceled, or expires earlier pursuant to other provisions of the Existing DBS Distribution Agreement (as amended hereby), the term shall continue until the date of termination of the Existing DBS Distribution Agreement, as amended hereby (“Termination Date”), which Termination Date shall be the later to occur of (x) the date on which (i) the remaining fuel on board DBS-1 is less than 6% of the initial fuel mass prior to launch, including reasonable provision for uncertainty in estimation of fuel plus a credit for fuel used in the move of DBS-1 to 110° and back to 101°, or (ii) there are fewer than eight (8) Transponders on DBS-1 capable of meeting the transponder performance specifications of the respective Users or capable of providing Transponder Capacity that meets the Minimum Requirements; or (y) June 30, 2008.

(c)	The substitution provision in paragraph 1 of the 1994 Amendment to the Existing DBS Distribution Agreement concerning HBO, Cinemax, Showtime and the Movie Channel, will be deleted.

(d)	DIRECTV agrees that if, at any time during the terms of the Existing DBS Distribution Agreement, as amended hereby, or the New DBS Distribution Agreement (as defined below), DIRECTV relocates any of the specific single NTSC-source programming channels listed on Exhibit Z attached hereto (the “Exhibit Z Channels”) to a DBS frequency or orbital location other than the 27 HCG Frequencies, the revenue share (including responsibility for programming costs) shall continue to be covered by those terms of the Existing DBS Distribution Agreement and New DBS Distribution Agreement applicable to services transmitted on the HCG Frequencies in NRTC Territories for such Exhibit Z Channels, despite such relocation.

It is understood that the intent of this provision is to provide NRTC with assurance regarding its share of the revenues received from distribution of the Exhibit Z Channels on the DIRECTV DBS platform to the extent such distribution occurs, but in no event shall this provision be interpreted to require DIRECTV to continue distribution of any of the Exhibit Z Channels.

(e)	The DBS Distribution Agreement, as amended to date, including by the 1994 Amendment (as so amended, the “Existing DBS Distribution Agreement”), shall be amended to state specifically that, with respect to new programming launched on the platform after August 11, 2003, DIRECTV will provide NRTC with a pro rata share of (i) unconstrained launch support payments (i.e. cash payments or cancellation of indebtedness DIRECTV actually receives from a programmer in conjunction with the launch of the programmer’s service with no restrictions on DIRECTV’s use of the funds), with no restrictions on NRTC’s use of the funds and (ii) constrained launch support payments (i.e., cash payments or cancellation of indebtedness which must be applied to promote such new services locally (as contrasted with national promotions)), which NRTC or its DBS participants must use in the manner prescribed by the provider of such programming services. If receipt of any such payments would require NRTC or its DBS participants to incur obligations beyond the amount distributed to them, they shall have a right to elect not to receive such payment. NRTC’s pro rata share shall be determined based upon the method used in the programming agreement to calculate the launch fee payments. For example, if the programming agreement provides a fixed launch fee amount, NRTC’s pro rata share shall be based on the percentage of NRTC households divided by total households in the United States. If the programming agreement provides a per subscriber launch fee payment based on actual subscribers to the programmer’s service, NRTC’s pro rata share shall be based on the actual number of NRTC subscribers divided by the total number of subscribers to that particular service. NRTC agrees that it will pass on to DBS participants, in the same pro rata manner as set forth above, without deduction or charge for any NRTC margin, (i) any such unconstrained launch support payments and (ii) any such constrained launch support payments as may, in accordance with the terms and conditions thereof, be passed on to such DBS participants, provided that such DBS participants use such constrained launch support payments in the manner specified by the providers thereof. NRTC agrees not to argue that it is entitled to any other types of payments DIRECTV receives from programmers (as contrasted to its right to be assured that DIRECTV is billing NRTC for DIRECTV’s actual cost of Programming Services or Standard Services net of all applicable discounts, rebates, price breaks or similar provisions of programming agreements), under any other provision of the Existing DBS Distribution Agreement, as amended, including but not limited to Sections 3.03, 3.05, 5.02, and 5.03 of the 1992 DBS Distribution Agreement and Paragraphs 3(I)(b), 3(III)(c), and 3(III)(f) of the 1994 Amendment. Advertising revenue will be shared as provided in Section 5.04 based on the 22 Programming Services identified in the attachment to the 1994 Amendment (as may be substituted from time to time in accordance with ¶ 1 of the 1994 Amendment, as amended hereby).

III.	New DBS Distribution Agreement: In place of Section 15 and the Successor ROFR, the NRTC and DIRECTV will enter into a new DBS distribution agreement (the “New DBS Distribution Agreement”), on the same economic and other terms as the Existing DBS Distribution Agreement, modified to reflect the provisions of this Term Sheet, which will provide for the following:

(a)	The term of the New DBS Distribution Agreement shall commence on the end of the term of the Existing DBS Distribution Agreement, as amended hereby, and shall end on June 30, 2011,

(b)	DIRECTV shall have no further obligation to NRTC after June 30, 2011, other than any obligations that accrue prior to such date or survive termination, including the provisions set forth in this Section III,

(c)	NRTC will work to assure that subscribers in NRTC territories are transferred to DIRECTV effective as of June 30, 2011, or December 31, 2009, as applicable,

(d)	The New DBS Distribution Agreement will include terms covering a transition process to assure the transfer of subscribers to DIRECTV at the end of the term of the New DBS Distribution Agreement. NRTC will be obligated to cooperate with this transition process and will agree not to sell or market to any of the subscribers services which such subscribers have received pursuant to the New DBS Distribution Agreement or sell or share any related information about these subscribers to any third party other than DIRECTV and to make such information available to DIRECTV. At the end of the term of the New DBS Distribution Agreement, DIRECTV agrees to pay $150 for each subscriber successfully transferred to DIRECTV at such time, provided that the subscribers transferred meet a reasonable aging period of no greater than 45 days past due, and are subject to a charge-back if any of these subscribers, acquired in the prior 6 months, churn within 90 days after transfer to DIRECTV, provided, however, that DIRECTV shall have no obligation to pay $150 for subscribers transferred to DIRECTV for any DBS participant which chooses Option 2, as defined in Section III (e) below. The $150 per subscriber payment will be paid by DIRECTV to NRTC, and NRTC will pass such payment on to each affected DBS participant upon successful transfer by such DBS participant of its subscribers to DIRECTV and upon final settlement between NRTC and such DBS participant of any amounts owing by such DBS participant to NRTC,

(e)	The New DBS Distribution Agreement will provide that NRTC may (and NRTC agrees that it shall) offer to each member of the Class, and each other DBS participant which accepts the settlement, a new Member Agreement (“New Member Agreement”) in a form materially consistent with the existing Member Agreement (except as modified herein). The New Member Agreement must be approved by DIRECTV, which approval shall not be unreasonably withheld, and will include one of the following two options (each DBS participant accepting this settlement must choose Option 1 or Option 2 by notice sent to NRTC on or before January 14, 2005). The New DBS

Distribution Agreement will also provide that NRTC may itself serve, or offer to other members or affiliates of NRTC New Member Agreements for, the territories of any non-accepting DBS participants (or accepting DBS participants who do not execute a New Member Agreement (with either Option 1 or 2, which can be selected by notice sent on or before January 14, 2005) within 60 days after approval of this settlement and this Term Sheet by the Court, or who rescind their New Member Agreements under the provisions of Section VI below, for the period comprising the term of the New DBS Distribution Agreement, on the same terms as the New Member Agreements.

Option 1: The New Member Agreement will include: (i) a term commencing at the end of the term of its existing Member Agreement and ending on June 30, 2011, on the terms and other provisions set forth in its Member Agreement, as amended by the provisions of this section, provided such Class member or other DBS participant is in good standing with NRTC at the end of the term of its existing Member Agreement(s); (ii) the releases provided for in Section VII below, to be effective upon execution of the New Member Agreement; (iii) such DBS participant’s agreement to indemnify and hold NRTC, its officers and directors, harmless from and against any and all damages, liabilities, costs and expenses, including attorneys’ fees and expenses, which any of them may incur or be obligated to pay or indemnify on account of any claim asserted, or suit brought by, such DBS participant or any of its affiliates, against DIRECTV or any of its affiliates, as to which DIRECTV seeks indemnification from NRTC under the Existing DBS Distribution Agreement, as amended hereby, or under the New DBS Distribution Agreement, which indemnification provision shall be effective upon the execution of the New Member Agreement; (iv) the DBS participant will work to assure that subscribers in its territories are transferred to DIRECTV effective as of June 30, 2011, including (a) cooperating in the transition process negotiated by NRTC and DIRECTV pursuant to Section III(d) above, and (b) making information regarding its subscribers available to DIRECTV; and (v) the DBS participant cannot during the term of the New Member Agreement and for a period of two years thereafter: (a) share or sell their list of former and/or current DBS customers (or any portion thereof) to a multi-channel video provider other than DIRECTV; (b) (except if allowed under the existing Member Agreement during the term thereof) market or solicit sales for multi-

channel video services or the related receiving equipment (other than DIRECTV services and associated equipment); or (c) share or sell their customer list related to non-DBS businesses to any multi-channel video distributor, unless all former and current DBS customers are excised from such list (i.e., no then current or former (within the prior two year period) DBS customer shall be included in a list sold to a multi-channel video distributor, even if such customer is/was a customer to a non-DBS business as well). For purposes of this settlement, Option 1 is the default Option, meaning that for any DBS participant which signs a New Member Agreement and does not indicate which Option it chooses, Option 1 shall apply.

Option 2: The New Member Agreement will include: (i) a term commencing at the end of the term of its existing Member Agreement and ending on December 31, 2009, on the terms and other provisions set forth in its Member Agreement, as amended by the provisions of this section, provided such Class member or other DBS participant is in good standing with NRTC at the end of the term of its existing Member Agreement(s); (ii) the releases provided for in Section VII below, to be effective upon execution of the New Member Agreement; (iii) such DBS participant’s agreement to indemnify and hold NRTC, its officers and directors, harmless from and against any and all damages, liabilities, costs and expenses, including attorneys’ fees and expenses, which any of them may incur or be obligated to pay or indemnify on account of any claim asserted, or suit brought by, such DBS participant or any of its affiliates, against DIRECTV or any of its affiliates, as to which DIRECTV seeks indemnification from NRTC under the Existing DBS Distribution Agreement, as amended hereby, or under the New DBS Distribution Agreement, which indemnification provision shall be effective upon the execution of the New Member Agreement; (iv) the DBS participant will work to assure that subscribers in its territories are transferred to DIRECTV effective as of December 31, 2009, including (a) cooperating in the transition process negotiated by NRTC and DIRECTV pursuant to Section III(d) above, and (b) making information regarding its subscribers available to DIRECTV; (v) the DBS participant cannot during the term of the New Member Agreement and for a period of two years thereafter: (a) share or sell their list of former and/or current DBS customers (or any portion thereof) to a multi-channel video provider other than DIRECTV, or (b) share or sell their customer list related to non-DBS businesses to any multi-channel video distributor, unless all former and current DBS customers are excised from such list (i.e., no then current or former (within the prior two year period) DBS customer shall be included in a list sold to a multi-channel video distributor, even if such customer is/was a customer to a non-DBS business as well); and (vi) the DBS participant cannot during the term of the New Member Agreement (except if allowed under the existing Member Agreement) market or solicit sales for multi-channel video services or the related receiving equipment (other than DIRECTV services and associated equipment). With respect only to any members of the Class who choose Option 2 as part of the settlement, the transfer of subscribers to DIRECTV at December 31, 2009 under this Option 2 shall not be deemed a Liquidity Event within the meaning of this Term Sheet.

NRTC and DIRECTV further agree that any DBS participant that accepts or is bound by the settlement and does not execute a New Member Agreement shall remain subject to its existing Member Agreement(s), but NRTC will agree with such DBS participant that the term of such Member Agreement(s) will extend until the Termination Date, unless terminated by NRTC pursuant to section 14 thereof, as a result of a breach by such DBS participant thereunder.

IV.	Amendment to Seamless Consumer Agreement; Wink Services:

(a)	NRTC and DIRECTV agree to amend the Seamless Consumer Agreement between NRTC and DIRECTV (dated October 3, 2001, as amended through the date hereof) such that the term of the Seamless Consumer Agreement extends through June 30, 2011, and to delete the provisions of sections D1(c) and D1(d) of the Seamless Consumer Agreement. The Revenue Share from sales of services covered by the Seamless Consumer Agreement (except Non-Select Sports Programming) shall be adjusted to the greater of 15% or the rate applicable pursuant to the Service Penetration Rate calculation described therein. The Seamless Consumer Agreement will also cover TiVo and Para Todos at a 15% Revenue Share, plus incremental Revenue Share up to a maximum Revenue Share of 20%, and NRTC and DIRECTV shall agree upon the appropriate Base Service Penetration Rates for such incremental Revenue Share calculation, designed to provide incentive to NRTC to improve from DIRECTV’s current penetration rate in NRTC territories for such services in a manner consistent with the Service Penetration Rate applicable to the other services covered by the Seamless Consumer Agreement. NRTC will no longer have an obligation to pay DIRECTV for programming costs for Para Todos. If Pegasus agrees to the terms of this settlement, the Pegasus/DIRECTV Seamless Consumer Agreement shall be amended in accordance with this paragraph; otherwise it will remain unchanged.

(b)	The Parties acknowledge and agree that the agreement dated September 15, 2000 between NRTC, Pegasus and DIRECTV (the “Wink Agreement”) remains in full force and effect and shall continue, pursuant to its terms, through the term of the referenced Master Affiliation Agreement between DIRECTV and Wink Communications, Inc. The Parties further agree to negotiate in good faith regarding the marketing and sale of the Wink services by NRTC and/or the Class on substantially equivalent terms to the Wink Agreement, should DIRECTV renegotiate or otherwise undertake a new agreement for the distribution of the Wink services on the DIRECTV platform on substantially similar terms to the Master Affiliation Agreement during the term of the New DBS Distribution Agreement.

V.	Business Continuity Provision: In the event that at any time prior to June 30, 2011, as a result of any “Liquidity Event” any then current subscribers to DIRECTV service of any Member(s) or DBS participant(s) (who are parties to a Member Agreement or a New Member Agreement) are successfully transferred to or acquired by DIRECTV (including for these purposes any parent, subsidiary, affiliate, successor or assign of DIRECTV), DIRECTV agrees that it will pay to NRTC an amount per month for each month thereafter through June 30, 2011, calculated by multiplying $2.70 by the number of subscribers so transitioned to DIRECTV in or as a result of any such Liquidity Event. As used herein, a “Liquidity Event” means and includes any direct or indirect transfer of any subscribers of any Member(s) or DBS participant(s) who are parties to a Member Agreement or a New Member Agreement to DIRECTV (directly or indirectly through any parent, subsidiary or other affiliated entity or successor or assign), whether by acquisition of assets of any such Member(s) or DBS participant(s) or its rights under any Member Agreement(s) or new Member Agreement(s), by purchase of capital stock, in a merger or consolidation, by direct or indirect acquisition of control of any such Member or DBS participant or any direct or indirect parent thereof, in any bankruptcy or reorganization proceeding, upon any default of any such Member or DBS participant under section 3.10(b) of the Existing DBS Distribution Agreement, any corresponding provision of the New DBS Distribution Agreement or otherwise. Notwithstanding the foregoing, the transfer of subscribers to DIRECTV by any member of the Class selecting Option 2, as defined in Section III (e) at December 31, 2009, shall not be deemed a Liquidity Event, and DIRECTV will have no obligation to make the payment provided in the first sentence of this section for any such subscribers after December 31, 2009. For clarity, with respect to any Class member which elects Option 2, if a Liquidity Event occurs before December 31, 2009, then such event will still be a Liquidity Event with respect to the subscribers of such Option 2 Class members; however, in any such event DIRECTV will only be obligated to make the payments to NRTC provided for in the first sentence of this Section V with respect to such subscribers for the period from the date of such Liquidity Event through December 31, 2009. Upon the occurrence of a Liquidity Event or transfer under Option 2, territory with respect to which the Liquidity Event or transfer under Option 2, has occurred shall cease to be NRTC territory and shall become DIRECTV territory and no further obligations shall arise between the parties under the New DBS Distribution Agreement or any Member Agreement or New Member Agreement with respect to such territory. Upon the occurrence of a Liquidity Event, or transfer under Option 2, NRTC will be obligated to cooperate in the transfer of subscribers to DIRECTV and will agree not to sell or market to any of the subscribers services which such subscribers have received pursuant to the New DBS Distribution Agreement or sell or share any related information about these subscribers to any third party other than DIRECTV.

VI.	Approval:

(a)	All the terms set forth in this Term Sheet are subject to approval by the Class and approval of the settlement by the Court after notice and a hearing. Inasmuch as the Class Representatives and Class counsel have approved and executed this Term Sheet, the Class Representatives, joined as appropriate by NRTC and DIRECTV, will promptly request permission from the Court to notify the Class members of the potential settlement of the Class claims. If the Court approves such notice, the Class Representatives or Class counsel, as appropriate, will promptly serve the required notice(s) of the proposed settlement to the Class members and take all such other actions necessary to arrange for the required fairness hearing.

(b)	To the extent that, and only if, the Court’s order or judgment approving the Class settlement is set aside by a final order or decision (a “Final Reversal”) of a higher court on appeal or by the Court itself on remand or reconsideration (and provided such order or decision is not itself reversed and the settlement is not ultimately and finally approved), then the following shall apply:

1. The mutual releases and the dismissals between the Class and DIRECTV provided for in this Term Sheet shall not be effective;

2. (i) Any Class Member may, by notice provided to NRTC within 60 days after the date of entry of a Final Reversal, rescind its New Member Agreement, with the effect that (x) the mutual releases of NRTC and such Class Member set forth therein shall be void ab initio, and (y) neither NRTC nor such Class Member shall have any further obligations under the New Member Agreement, except that each party reserves all rights with respect to any of the obligations, if any, of the other party that accrued thereunder prior to the effective date of such rescission; and

(ii) NRTC may, by notice provided to all Class Members within 90 days after the date of entry of a Final Reversal and to the extent permitted by applicable law or the terms of any Final Reversal, propose amendments to the New Member Agreement to address any issues raised by a Final Reversal, and any Class Member may, within 30 days of receipt, accept such amended New Member Agreement;

3. Any and all statutes of limitations and other time bars pertaining to any claims by or against any or all Class Members, which this Term Sheet contemplates will be released and/or dismissed but which ultimately are voided under sub-paragraphs 1 or 2 above, shall be deemed tolled from the date of entry of the dismissals through the date of entry of a Final Reversal, as set forth above; and

4. NRTC and DIRECTV agree that the settlement between NRTC and DIRECTV shall remain binding notwithstanding the entry of a Final Reversal regarding the approval of the Class settlement.

VII.	Mutual Releases: The Parties agree to execute appropriate settlement and amendment agreements, consistent with the provisions of this Term Sheet, and appropriate mutual releases, including a waiver of the benefits of California Civil Code § 1542, with respect to the claims referenced above. The New Member Agreements will also include (1) an appropriate release by NRTC of known claims against such DBS participant (but specifically excluding claims related to payments due and ongoing operational matters) and (2) an appropriate release by such DBS participant of NRTC, its officers and directors (including with regard to (i) the terms of this settlement, (ii) the dismissal of the Consolidated Cases and (iii) any and all known claims, whether asserted or unasserted, arising out of or relating to (x) any dealings between NRTC and such DBS participant under its Member Agreement(s) through the date such DBS participant executes and delivers such New Member Agreement, and including, but not limited to, any such claims arising out of or relating to NRTC’s provision of services to such DBS participant thereunder, the amounts, including margin, charged by NRTC to such DBS participant thereunder, and/or NRTC’s use or distribution to DBS participants of any launch or marketing support fees collected by NRTC and/or (y) NRTC’s method of calculation and allocation of patronage and non-patronage sourced income, and NRTC’s calculations and distributions of net savings to its patrons), and including a waiver of the benefits of California Civil Code §1542, or comparable provisions of the laws of any other jurisdictions, with respect to the matters referenced above. The terms of this settlement shall be deemed an accord and satisfaction with respect to all amounts claimed as damages or restitution in the litigation.

VIII.	Indemnity: Notwithstanding anything to the contrary in the indemnification provisions of the Existing DBS Distribution Agreement:

(a)	NRTC and DIRECTV each will bear its own attorneys’ fees and related defense costs with respect to obtaining Court approval of the settlement terms and defending against any claim, in any court, relating to or arising out of the settlement. In addition, NRTC agrees to indemnify DIRECTV with respect to any final judgment entered against DIRECTV in favor of any current DBS participant which challenges the settlement. Subject to the previous sentences, NRTC will continue to pay DIRECTV’s attorneys’ fees and associated defense costs with respect to the existing claims of Pegasus Satellite Television (or any of its affiliates) in its existing case against DIRECTV (case no. CV-00-0368 LGB) and will indemnify DIRECTV against any judgment entered in it.

(b)	NRTC and DIRECTV agree that NRTC shall not be required to pay any further defense costs, including attorneys’ fees, associated with the Delaware patent case. NRTC agrees not to seek reimbursement for any defense costs paid by NRTC to date with respect to the Delaware patent case. NRTC will not be required to indemnify DIRECTV with respect to any judgment entered in the Delaware patent case unless and until a court has entered a final judgment that NRTC has such an obligation. NRTC’s failure to indemnify DIRECTV concerning a judgment in the Delaware patent case, prior to a final judgment that it has such an obligation, will not be an NRTC Event of Default under the Existing DBS Distribution Agreement or the New DBS Distribution Agreement or otherwise provide DIRECTV with any power or right to terminate or cancel either agreement. NRTC and DIRECTV agree that the dismissal, with prejudice, of CV01-8121 will not preclude NRTC from disputing it has the obligation to indemnify DIRECTV against any judgment in the Delaware patent case or DIRECTV from arguing that NRTC does have the obligation to indemnify DIRECTV against such judgment.

(c)	If DIRECTV or any affiliate(s) or successor(s) in interest acquires (directly or indirectly) all or substantially all of the subscribers being serviced by Pegasus Satellite Television and its affiliates (or control of Pegasus and/or any of its affiliates serving all or substantially all of the subscribers being serviced by Pegasus and its affiliates) as a result of any Liquidity Event or other act or event, then any indemnification obligation of NRTC relating to Pegasus Satellite Television or any of its affiliates shall terminate, except for obligations already incurred.

IX.	Authority/Agreement To Be Bound: Each of the Parties executing this Term Sheet represents that: i) it has full power and authority to enter into this settlement; ii) the settlement terms do not violate any charter provisions, by-law, contractual provision or other term by which it is bound; iii) with the exception of the Class, the approval of which must be obtained in accordance with Section VI above, it has obtained the necessary approvals to enter into this settlement; and, iv) the person executing the Term Sheet on its behalf is duly authorized to do so. Upon execution, this Term Sheet shall be binding upon all Parties, subject to Court approval and Class approval. The Parties agree to negotiate the agreements, and amendments described above in good faith to reflect the above stated terms, including to make any conforming changes to any other applicable provisions of the Existing DBS

Distribution Agreement and to correct any inadvertent and unintended changes to other provisions of the Existing DBS Distribution Agreement. If, however, a formal settlement agreement is not reached, this Term Sheet (and the terms recited herein shall be (as appropriate in each instance) incorporated into the Member Agreements, the Existing DBS Distribution Agreement, and the Consumer Seamless Agreement) shall remain binding upon all Parties and have the effect of amendments thereto.

X.	Offer of Future Sales Agency: DIRECTV agrees that, upon the expiration of any New Member Agreement as of June 30, 2011, DIRECTV shall offer to the applicable DBS participant thereunder the opportunity to act as a DIRECTV retailer, on terms at least equivalent to DIRECTV’s then standard terms for its two-step/independent retailers who sell DIRECTV exclusively, provided that such DBS participant continues to observe the restrictions set forth in Section III(e) (iv) and (v) (Option 1).

XI.	Certain Agreements with Pegasus: If there are any changes or additions to the Existing DBS Distribution Agreement, as amended hereby, or the New DBS Distribution Agreement or the Member Agreements with Pegasus Satellite Television, Inc, and its affiliates (“Pegasus”) (which are approved by NRTC as the other party thereto) or the Seamless Consumer Agreement between DIRECTV and Pegasus, as a result of a settlement between DIRECTV and Pegasus of the current litigation (excluding Seamless Marketing and the Delaware patent claims) between them, other than as set forth in this Term Sheet, DIRECTV will advise NRTC and the Class of all the precise terms thereof and agrees that, if NRTC and the Class elect, DIRECTV will make such terms, rights and benefits available to NRTC and through NRTC to the Class and any other DBS participant which accepts this settlement, provided that the party agrees to undertake any obligations associated with such terms, rights and benefits. Notwithstanding the foregoing, it is expressly agreed that the provisions of this Section XI shall not apply to the terms of any Liquidity Event transaction which may be entered into between DIRECTV and Pegasus.

This Term Sheet, when executed, shall supersede and replace the Term Sheet dated as of August 5, 2003 (the “Original Term Sheet”), the First Amendment to Term Sheet executed as of August 11, 2003 and the Second Amendment to Term Sheet dated as of September 18, 2003 in their entirety; however, any failure to execute this Term Sheet shall not affect the binding effect of the Original Term Sheet, as amended by the First Amendment to Term Sheet and the Second Amendment to Term Sheet. This Term Sheet may be executed in one or more counterparts, each or which shall be deemed an original. All Parties agree that facsimile signatures by any Party shall be acceptable.

The rest of this page is intentionally left blank. Signatures are on the following pages.

NATIONAL RURAL TELECOMMUNICATIONS COOPERATIVE

By:	/s/ B. R. Phillips III

Name:	B. R. Phillips III
Title:	President and CEO
Date:	September 23, 2003

NORTH CENTRAL COMMUNICATIONS

By:	/s/ F. Thomas Rowland

Name:	F. Thomas Rowland
Title:	President & CEO
Date:	9/19/03

IOWA LAKES ELECTRIC COOPERATIVE

By:	/s/ Terry L. Bruns

Name:	Terry L. Bruns
Title:	Exec. V.P. & G.M.
Date:	09/23/03

DIRECTV, INC.

By:	/s/ Roxanne S. Austin

Name:	Roxanne S. Austin
Title:	President and COO
Date:	September 23, 2003

HUGHES COMMUNICATIONS GALAXY, INC

By:	/s/ Robert M. Hall

Name:	Robert M. Hall
Title:	Vice President
Date:	September 23, 2003

EXHIBIT Z

STARZ! East

STARZ! West

STARZ! Theater East

BLACK STARZ!

A Taste of Spice (Adult)

PLAYBOY TV (Adult)

Spice Platinum (Adult)

The Hot Network (Adult)

The Hot Zone (Adult)